EXHIBIT 5.1

                                   May 6, 2004

FindWhat.com
5220 Summerlin Commons Blvd.
Suite 500
Fort Myers, Florida 33907

Ladies and Gentlemen:

         With respect to the Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission by FindWhat.com, a Nevada corporation (the "Company") under the Securities Act of 1933, as amended, relating to the sale of up to 837,510 shares (the "Registered Shares") of Common Stock of the Company, $.001 par value (the "Common Stock"), by the selling stockholders named in the Registration Statement, we advise you as follows:

         We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company's Articles of Incorporation, as amended to date, the corporate action taken to date in connection with the Registration Statement and the issuance and sale of the Registered Shares, and such other documents and authorities as we deem relevant for the purpose of this opinion. Based upon the foregoing and in reliance thereon, we are of the opinion that the 837,510 shares of Common Stock held by certain selling stockholders are duly and validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Experts" in the prospectus included in the Registration Statement

                                       Very truly yours,

                                       /s/ Porter, Wright, Morris & Arthur LLP
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                                        Porter, Wright, Morris & Arthur LLP